Exhibit 10.1

EXECUTION COPY

Dated this            day of              2025

BETWEEN

LIONG CHEW SEANG @ MULIANA

(as the Seller)

AND

SOLOWIN HOLDINGS

(as the Purchaser)

AND

GPL REMITTANCE PTE. LTD.

(as the Company)

SALE AND PURCHASE AGREEMENT

in relation to the shares in the share capital of GPL Remittance Pte. Ltd.

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	SALE AND PURCHASE OF SALE SHARES	1
3.	CONSIDERATION AND DEPOSIT	2
4.	COMPLETION	2
5.	POST-COMPLETION UNDERTAKINGS	4
6.	WARRANTIES	6
7.	INDEMNITY	7
8.	TERMINATION	10
9.	PAYMENT PROVISIONS	11
10.	GENERAL	11
SCHEDULE 1		16
SCHEDULE 2		17
SCHEDULE 3A		26
SCHEDULE 3B		27

LIST OF SCHEDULES

Schedule 1	Particulars of the Company
Schedule 2	Definitions and Interpretation
Schedule 3A	Seller Warranties
Schedule 3B	Company Warranties

i

THIS SALE AND PURCHASE AGREEMENT is made on                                     2025

BETWEEN

(1)	LIONG CHEW SEANG @ MULIANA (Singapore NRIC No. ), a Singapore citizen currently residing at , Singapore 530852 (“Seller”);

(2)	SOLOWIN HOLDINGS (Company Registration No. 379226), a company incorporated in the Cayman Islands and having its registered address at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (“Purchaser”);

AND

(3)	GPL REMITTANCE PTE. LTD. (Company Registration No. 199904078W), a company incorporated in Singapore and having its registered address at 6001 Beach Road, #09-08A, Golden Mile Tower, Singapore 199589 (the “Company”),

(collectively, the “Parties” and each a “Party”).

WHEREAS

(A)	As at the date hereof, the Seller holds shares representing 50% of the issued and paid-up share capital of the Company (as defined below). Particulars of the Company are set out in Schedule 1 (Particulars of the Company).

(B)	The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller, the Sale Shares (as defined below).

(C)	The Parties now wish to enter into this Agreement (as defined below) to set out the terms and conditions of the sale of the Sale Shares by the Seller to the Purchaser.

(D)	The Seller has, pursuant to a Power of Attorney, duly appointed LCY (as defined below) to act as her Authorised Person to execute this Agreement on her behalf, and accordingly, the signature of LCY on behalf of the Seller shall be fully and legally binding upon the Seller.

1.	DEFINITIONS AND INTERPRETATION

In this sale and purchase agreement (including the Recitals and Schedules, this “Agreement”), all capitalised terms shall have the meanings set out in, and this Agreement shall be interpreted in accordance with, Schedule 2 (Definitions and Interpretation).

2.	SALE AND PURCHASE OF SALE SHARES

Subject to the terms and conditions of this Agreement, the Seller shall sell, as legal and beneficial owner, the Sale Shares, and the Purchaser (relying on the covenants, undertakings, warranties and indemnities of the Seller set out herein) shall purchase the Sale Shares from the Seller, free from all Encumbrances and together with all rights, dividends, entitlements and advantages as of Completion (“Share Sale”).

3.	CONSIDERATION AND DEPOSIT

3.1	Consideration

3.1.1	The Parties agree that the consideration for the Sale Shares (“Consideration”) payable by the Purchaser to the Seller for the Sale Shares shall be an aggregate amount equivalent to SGD161,500. As of the Execution Date, the Seller acknowledges that she has received SGD161,500 from the Purchaser as full payment of the Completion Consideration and confirms that no further sums are due or owing.

3.1.2	Payment of the Completion Consideration has been made by way of electronic transfer of an amount equivalent to the Completion Consideration to the following bank account of the Seller maintained with a local bank in Singapore:

Account Name:
Account Number:
Bank Name:
Bank Address:
SWIFT Code:
Bank Code:
Branch Code:

3.1.3	For the avoidance of doubt, the Purchaser’s payment obligations to the Seller have been fully and absolutely discharged and the Purchaser shall not be concerned to see to the further application of the Consideration subsequently.

3.2	Payment in Cash

3.2.1	For the avoidance of doubt, notwithstanding anything contained herein, the Consideration and all other amounts payable by the Purchaser to the Seller under this Agreement have and shall be payable in cash (unless otherwise agreed between the relevant Parties) in accordance with Clause 9, and shall be inclusive of any and all Taxes that may be imposed on such payment and the Purchaser shall not be liable to pay any further sums to the Seller.

3.2.2	For the avoidance of doubt, each Party shall bear any and all charges, costs and/or fees which may be imposed by its banks or financial institutions in respect of the Purchaser’s payment of the Consideration and all other amounts payable by the Purchaser to the Seller under this Agreement, and the Purchaser shall not be liable to pay any further sums to the Seller to account for such charges, costs and/or fees which may be incurred by the Seller.

3.3	Stamp Duty

3.3.1	The Purchaser shall bear the cost for all stamp duty payable under the Applicable Laws in respect of the Transfer of the Sale Shares from the Seller to the Purchaser.

3.3.2	The Seller shall provide to the Purchaser such document(s) as may be prescribed from time to time by the stamp duty branch of IRAS to be produced by a vendor for the purpose of assessing the stamp duty payable on a Transfer of shares in respect of the relevant Sale Shares which shall be confirmed and certified by an existing director of the Company, and such document(s) shall be delivered to the Purchaser.

4.	COMPLETION

4.1	Completion of the Share Sale (“Completion”) shall take place on the date of this Agreement or such other date as may be agreed by the Seller and the Purchaser in writing (“Completion Date”).

4.2	Completion shall take place at such time and place as the Parties shall agree in writing, where all the events set out in Clauses 4.3 shall occur.

4.3	On the Completion Date, the following events shall take place:

(a)	Seller’ Obligations

The Seller shall deliver, or shall procure that the Company delivers (as the case may be), to the Purchaser:

(i)	the original share certificate(s) in respect of the Sale Shares issued by the Company to the Seller;

(ii)	the original share transfer form in respect of the Transfer of the Sale Shares from the Seller to the Purchaser (“Sale Shares STF”) validly executed by the Seller;

(iii)	copies of the resolutions of the board of directors of the Company validly passed in accordance with the Applicable Laws and the Constitution (in such form and substance acceptable to the Purchaser):

(1)	approving the Company’s execution and performance of all Transaction Documents which it is party to;

(2)	approving the Transfer of Sale Shares, subject to payment by the Purchaser of all stamp duties due in respect of the Transfer of Shares under Applicable Laws;

(3)	approving the appointment of Gene and Peter as directors of the Company (“New Directors”) subject to and with effect from the date of obtaining MAS’ approval for such appointment;

(4)	instructing and authorising (A) the secretary of the Company or any other filing agent nominated by the Purchaser to, subject to Completion file all necessary notices, forms and documents with ACRA to (x) effect the Transfer of the relevant Sale Shares from the Seller to the Purchaser, and to update the E-ROM to reflect that the Purchaser is the registered holder of the Sale Shares, and (y), subject to MAS’ approval, notify ACRA of the appointment of the New Directors, and (B) the company secretary of the Company to update all other registers and records of the Company to reflect Completion; and

(5)	subject to the E-ROM being updated to reflect the Purchaser as the registered holder of the Sale Shares:

(A)	approving the cancellation of the old share certificate(s) issued by the Company to the Seller in respect of the Sale Shares; and

(B)	approving the issue and delivery of a new share certificate of the Company in respect of the Sale Shares in the name of the Purchaser; and

(b)	Purchaser’s Obligations

Against and subject to the receipt of all the documents set out in Clause 4.3(a) from the Seller which are satisfactory to the Purchaser, the Purchaser shall execute the Sale Shares STF delivered to it by the Seller in accordance with Clause 4.3(a)(ii).

4.4	Upon the Seller’s receipt from the Purchaser of the executed Sale Shares STF, the Seller shall do all things necessary and co-operate with the Purchaser in procuring that all necessary filings with ACRA to give effect to Completion are promptly completed on the Completion Date (including procuring that the updated business profile of the Company reflecting the Purchaser as the registered holder of the Sale Shares is delivered to the Purchaser on the Completion Date), and to procure that new share certificate(s) in respect of the Sale Shares are duly and promptly issued and delivered to the Purchaser upon Completion.

4.5	Non-Fulfilment of Completion Obligations

If the Completion does not take place on the Completion Date due to (a) the Seller failing to comply with any of its obligations set out in Clause 4.3(a), or (b) the Purchaser failing to comply with its obligations set out in Clause 4.3(b), the non-defaulting Party, as the case may be, may, without prejudice to its rights under this Agreement and under any Applicable Law, elect by giving written notice to the defaulting Party to:

(a)	defer the Completion to a date selected by the non-defaulting Party which shall be no later than 10 Business Days from the initial Completion Date (in which case Clause 4.3 shall apply, mutatis mutandis, to the Completion as so deferred);

(b)	effect the Completion so far as practicable having regard to the defaults which have occurred (without prejudice to their rights hereunder and under any Applicable Law) and the defaulting Party shall be obliged to complete the sale and purchase of all of Sale Shares; or

(c)	if Completion does not occur when deferred pursuant to Clause 4.5(a), terminate this Agreement (save for the Surviving Provisions), and neither Party shall have any claim against the other for costs, damages, compensation or otherwise, subject to the liability of any Party to any other Party in respect of any antecedent breaches of the terms hereof (including of its obligations under Clause 4). Notwithstanding the forgoing, where such termination arises due to the Seller’s failure to comply with its obligations under Clause 4.3(a), the Seller shall, within five (5) Business Days of such termination, repay the Completion consideration to the Purchaser in immediately available funds to a bank account designated by the Purchaser, without set-off or deduction.

4.6	Discharge and Waiver

Upon Completion, the Seller irrevocably, unconditionally and unequivocally waives, releases and discharges the Company from all and any actions, proceedings, claims and demands whatsoever and howsoever arising out of, or in any way relating to, or resulting from any matter occurring on or prior to the Completion Date, and whether such claims are known or unknown to the Seller and whether or not they are or could be in the contemplation of the Seller at the Completion Date, including claims which as a matter of law do not at the Completion Date exist and which existence cannot currently be foreseen and any claims or rights of action arising from a subsequent retrospective change or clarification of the Law.

5.	POST-COMPLETION UNDERTAKINGS

5.1	Subject to Completion:

(a)	the Seller undertakes to the Purchaser that the Seller shall deliver to the Purchaser the Management Accounts within one (1) month after Completion;

(b)	each Party undertakes to the other Parties that it shall, do all things necessary (to the extent possible in accordance with the Applicable Laws) in respect of the appointment of Gene and Peter as directors of the Company (including the obtaining of approval from the MAS pursuant to section 65(1) of the Payment Services Act 2019 of Singapore);

(c)	each Party undertakes to the other Parties that it shall, do all things necessary to co-operate with the other Parties to facilitate the appointment of Sara and Xia Feixuan as the authorised signatories of the bank accounts maintained by the Company by the Handover Date;

(d)	each of the Seller and the Purchaser undertakes to the Purchaser and the Seller respectively that it shall not sell its Shares to any third parties without the prior written consent of the Purchaser and the Seller respectively, save that the Seller may sell its Shares to Gemini Asia Holdings Limited and Alpha Oriental Investment Global Holdings Limited;

(e)	the Purchaser undertakes to the Seller that it shall, and shall procure that the Company shall, make payment of the Total Equity, as defined in the Management Accounts, to the Seller by the Handover Date; and

(f)	the Seller undertakes to the Purchaser that she shall ensure and procure that LCY shall remain a director of the Company for a period of 12 months from the Completion Date.

5.2	Undertakings by the Purchaser

From the Handover Date until the date upon which LCY ceases to be a director and shareholder of the Company, the Purchaser undertakes to the Seller as follows.

(a)	the Purchaser shall ensure that all transactions and business activities conducted by the Company are compliant with all applicable Anti-Money Laundering Laws and the Payment Services Act 2019 of Singapore;

(b)	the Purchaser shall ensure that all monetary transfers and Company-related banking activities conform to the operational requirements and compliance policies of the relevant financial institutions; and

(c)	the Purchaser shall be solely responsible for and pay all fines, penalties, or costs imposed by any Government Authority arising from any breach of local laws, regulatory obligations, or applicable Anti-Money Laundering Laws attributable to its conduct and activities.

This Clause 5.2 shall remain in full force and effect notwithstanding Completion.

5.3	Banking Relationship

5.3.1	Acknowledgment of Banking Risk

The Purchaser acknowledges that the Company’s banking institutions may, at their sole discretion, conduct internal reviews of the Company’s accounts at any time, which may result in the suspension, restriction, or closure of any such accounts. The Purchaser further acknowledges that the bank may choose to disclose or withhold the reasons for any bank’s actions or decisions, if any, and that such actions or decisions are outside the control of the Seller.

5.3.2	Banking Warranty

The Purchaser warrants that it has conducted its own due diligence on the Company’s banking relationships and understands the operational and compliance requirements necessary to maintain such accounts after the Handover Date.

5.3.3	Banking Indemnity

The Purchaser agrees to fully indemnify and hold harmless the Seller and LCY from and against any and all Losses incurred by the Seller and LCY arising out of or in connection with any action taken by the Company’s bankers after the Handover Date, including but not limited to the closure, suspension, or restriction of any bank account due to changes in ownership, management, compliance status, or operational practices.

5.3.4	Limitation of Seller’s Liability

For the avoidance of doubt, subject to Clause 5.1(c), the Seller and LCY shall not be liable for any consequences resulting from the Purchaser’s failure to maintain the Company’s banking relationships, or the obtaining approval of a signatory or signatories to the Company’s banking account.

5.4	Indemnity for Company’s or New Director’s Misconduct

5.4.1	Indemnity

The Purchaser shall indemnify and hold harmless LCY against any Losses incurred by LCY arising from any wilful misconduct, gross negligence, or unlawful acts committed by (a) the Company on the express instruction of the Purchaser, or (b) any New Director that is a nominee of the Purchaser, acting in their capacity as a director of the Company and on the express instruction of the Purchaser.

5.4.2	Legal Defence Costs

Subject to clause 5.4.1, the Purchaser shall reimburse LCY for legal costs actually and reasonably incurred in defending any claim in respect of which LCY is entitled to be indemnified under clause 5.4.1.

5.4.3	Continuity of Indemnity

This indemnity shall apply only in respect of acts or omissions occurring prior to the date on which LCY ceases to be either a shareholder or a director of the Company (whichever occurs later) and shall remain in effect for a period of three (3) years following such date. No claim may be brought under this clause unless written notice thereof is given to the Purchaser within that three (3) year period.

5.5	For the avoidance of doubt, the Parties agree that LCY who is not a party to this Agreement shall have the right to enforce the terms of this Clause 5 subject to and in accordance with the Contracts (Rights of Third Parties) Act 2001 of Singapore.

6.	WARRANTIES

6.1	Warranties by the Purchaser

6.1.1	The Purchaser represents and warrants to the Seller that:

(a)	it is a corporation duly incorporated and validly existing under the Applicable Laws of its jurisdiction of incorporation, with full legal right and authority to conduct its business;

(b)	it has the legal right and full power and authority to enter into and perform this Agreement, and any other Transaction Document which it is a party to, which when executed will constitute valid and binding obligations on it, in accordance with the terms of this Agreement and such other Transaction Document which it is a party to;

(c)	the execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and any other Transaction Document which it is a party to, do not and will not violate, or exceed any power or restriction granted or imposed by:

(i)	any provision of the constitutional documents of the Purchaser;

(ii)	any Applicable Laws; and/or

(iii)	any Contract, instrument or document to which it is a party or which is binding on it or on its assets or undertaking; and

(d)	no Insolvency Event has occurred or is pending or threatened in respect to the Purchaser,

(collectively, the “Purchaser Warranties” and each, a “Purchaser Warranty”).

6.1.2	Each of the Purchaser Warranties shall be construed as a separate and independent warranty, and shall be deemed to be repeated on the Completion Date by reference to the facts and circumstances then subsisting.

6.2	Warranties by the Seller

6.2.1	The Seller warrants and represents to the Purchaser that the representations and warranties set out in Schedule 3A (Seller Warranties) (“Seller Warranties”) are true, complete, accurate, and not misleading as of the Execution Date, and will be true, complete, accurate, and not misleading as at the Completion Date by reference to the facts and circumstances then subsisting.

6.2.2	The Seller further represents and warrants to the Purchaser that the representations and warranties set out in Schedule 3B (Company Warranties) (“Company Warranties” and collectively with the Seller Warranties, the “Warranties” and each, a “Warranty”) are true, accurate, complete and not misleading as of the Execution Date, and will be true, complete, accurate and not misleading as at the Handover Date and as at the Completion Date by reference to the facts and circumstances then subsisting, and in the case of all Warranties in relation to the Management Accounts, will be true, complete, accurate and not misleading as at the date such Management Accounts are delivered to the Seller and as at the Handover Date.

6.2.3	Each of the Warranties shall be construed as a separate and independent warranty and except where this Agreement expressly provides otherwise, each Warranty is not limited by the other provisions of this Agreement, including the other Warranties.

6.2.4	The Warranties shall remain in full force and effect notwithstanding Completion.

6.2.5	The Seller expressly acknowledges that the Purchaser has entered into this Agreement in reliance upon the Warranties.

6.3	The Purchaser acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, the Seller does not give any warranty, representation or undertaking to the Purchaser as to the future performance, probable success or future profitability of the Company.

7.	INDEMNITY

7.1	Indemnity

7.1.1	The Seller undertakes to fully indemnify, defend and hold harmless the Purchaser (the “Indemnified Party”) from and against any Loss which may be suffered or incurred by the Indemnified Party or the Company arising from or in connection with:

(a)	any breach of the Company Warranties (save for the warranties at paragraphs 1 and 2 of Schedule 3B (Company Warranties)) given as at the Handover Date and the Fundamental Warranties given as at the Completion Date;

(b)	the failure by the Seller to duly and timely fulfil any agreement or covenant to be performed by the Seller under the Transaction Documents which it is a party to;

(c)	any breach of the Companies Act by the Company arising from any act (or omission to act), circumstance or matter occurring prior to Completion; and

(d)	any claims which may arise out of the validity of title to the Shares.

7.1.2	The Purchaser undertakes to fully indemnify, defend and hold harmless the Seller from and against any Loss which may be suffered or incurred by the Seller arising from or in connection with:

(a)	any breach of the Purchaser Warranties; and

(b)	the failure by the Purchaser to duly and timely fulfil any agreement or covenant to be performed by the Purchaser under the Transaction Documents which it is a party to.

7.1.3	The aggregate liability of the Seller for all Claims shall not exceed 100% of the Consideration.

7.2	Tax Indemnity

The Seller undertakes to fully indemnify, defend and hold harmless the Indemnified Party from and against any Losses or increase in the Company’s liabilities arising from any breach of the Tax Warranties and in particular:

(a)	arising from any Tax that the Company is liable to pay which is attributable to any period or part period, event, act, transaction or omission prior to Completion;

(b)	in respect of or arising from any agreement, arrangement or transaction entered into or deemed to be entered into or effected by the Company prior to Completion;

(c)	by reference to any income, profits or gains earned by the Company on an accrual basis or received on or before the Handover Date;

(d)	in respect of any failure to file or late returns or filings submitted by the Company to the relevant Tax Authority in relation to any period or part period prior to Completion;

(e)	in respect of or arising from any error or omission in any return, filing, document or information submitted by the Company to the relevant Tax Authority prior to Completion (including but not limited to any GST returns or reportings);

(f)	in respect of or arising from any amendments to the Previous Accounts, the Accounts and/or any other financial statements of the Company prior to Completion arising from any errors, omissions, discrepancies, fraud, misrepresentation and/or non-compliance with the Accepted Accounting Standards and/or the Applicable Laws;

(g)	in respect of any adjustment, suspension and/or termination of any credit, grant or benefit granted to the Company by any competent Government Authority (including IRAS) arising from any act or omission to act or error of the Company in any period prior to Completion;

(h)	arising from any queries from any competent Government Authority (including any Tax Authority) in relation to Tax filings by the Company in respect of any period prior to Completion;

(i)	arising from any Related Party Transactions entered into by or involving the Company prior to Completion including but not limited to (1) the proper documentation of all Related Party Transactions, and (2) all Related Party Transactions being on an arm’s length basis in accordance with the Applicable Laws;

(j)	arising from the Company having a permanent establishment in any country other than Singapore by virtue of any acts of the Company and its directors, officers, employees and agents prior to Completion;

(k)	in respect of any understatement by the Company of its current and deferred income Tax provisions in the Previous Accounts and/or the Accounts in relation to any period prior to Completion;

(l)	in respect of or arising from any Tax adjustments to the Previous Accounts and/or the Accounts or any other returns, documents or information submitted by the Company to the relevant Tax Authorities at any time prior to Completion which the relevant Tax Authorities may impose (including any adjustments or rectifications to the Previous Accounts or any other adjustments to the Company’s accounts and Tax adjustments arising from rectifications to any Tax matters under the IRAS’s voluntary disclosure program or otherwise);

(m)	in respect of or arising from any failure of the Company to comply with the applicable Tax Laws arising from any act (or omission to act), matter and/or circumstance prior to Completion, including any in respect to non-compliance with the prevailing Singapore GST legislation and practices (where applicable); and

(n)	in respect of or arising from (i) any cessation by the Company to participate in the Gross Margin Scheme administered by IRAS for any reason arising from any act (or omission to act), event or matter occurring prior to Completion, (ii) any breach by the Company of any term or condition of such scheme prior to Completion, and/or (iii) any audit, inspection or investigation by IRAS in connection with such breach.

7.3	Indemnity Claim

7.3.1	An Indemnified Party may claim an indemnity from the Seller under Clauses 7.1.1 or 7.2, and the Seller may claim an indemnity from the Purchaser under Clause 7.1.2 (“Indemnity Claim”) by providing written notice (“Indemnity Claim Notice”) to the Seller or the Purchaser (as applicable) setting out details reasonably known to the Purchaser or Seller (as applicable) relating to the claim.

7.3.2	If the Seller or the Purchaser (as the case may be) wishes to dispute the Indemnity Claim pursuant to the Indemnity Claim Notice, the Seller or the Purchaser (as the case may be) shall be entitled to raise a Dispute in accordance with Clause 10.18.1.

7.4	Knowledge

7.4.1	For the avoidance of doubt, a claim for, or the amount recoverable under, an indemnity under Clauses 7.1 and 7.2, and/or any other claim in relation to this Agreement shall not be limited or reduced whether or not the relevant facts, matters or circumstances giving rise to the breach:

(a)	were actually known to the Purchaser prior to the Execution Date; or

(b)	were notified to the Purchaser in accordance with this Agreement.

7.4.2	The Seller shall not be liable in respect of any Claim for a breach of any Warranty (save for the Fundamental Warranties) to the extent that the events, facts, matters or circumstances giving rise to the Claim were known to the Purchaser prior to the Execution Date.

7.5	Purchase Price Adjustment

The Parties agree and acknowledge that any payments for indemnification under this Clause 8 (including any payments made by the Seller to the Purchaser for any breach of Warranties) or any other Losses arising out of, or in any way relating to this Agreement, shall be deemed to constitute adjustments of the Consideration. For the avoidance of doubt, such treatment as an adjustment to the Consideration is intended for tax and accounting purposes.

7.6	Recovery of Loss

If both (a) the Purchaser, as well as (b) the Company, are subject to Losses arising out of, or in any way relating to, or resulting from the occurrence of an indemnity event set out in Clauses 7.1 or 7.2, the Purchaser shall not be entitled to recover the same Loss more than once, whether directly or indirectly.

8.	TERMINATION

8.1	Notwithstanding anything contained in this Agreement, this Agreement (other than the Surviving Provisions) may be terminated at any time prior to Completion:

(a)	by the Purchaser, by notice in writing to the Seller:

(i)	pursuant to Clause 4.5(c);

(ii)	if there is a breach of any of the Seller’s covenants, undertakings or obligations herein and if such breach is capable of being remedied, such breach is not remedied to the Purchaser’s satisfaction within 30 calendar days of the date of the Purchaser’s written notice to the Seller requesting such breach to be remedied;

(iii)	if any Warranty proves to be untrue, inaccurate, incomplete or misleading (as determined by the Purchaser) or if there is any breach of any Warranty (as determined by the Purchaser) and if such breach is capable of being remedied, such breach is not remedied to the Purchaser’s satisfaction within 30 calendar days of the date of the Purchaser’s written notice to the Seller requesting such breach to be remedied; and/or

(iv)	if an Insolvency Event occurs in respect of any Seller and/or the Company;

(b)	by the Seller, by notice in writing to the Purchaser:

(i)	pursuant to Clause 4.5(c);

(ii)	if there is a breach of any of the Purchaser’s covenants, undertakings or obligations herein and if such breach is capable of being remedied, such breach is not remedied to the Seller’s satisfaction within 30 calendar days of the date of the Seller’s written notice to the Purchaser requesting such breach to be remedied;

(iii)	if any Purchaser Warranty proves to be untrue, inaccurate, incomplete or misleading (as determined by the Seller) or if there is any breach of any Purchaser Warranty (as determined by the Seller) and if such breach is capable of being remedied, such breach is not remedied to the Seller’s reasonable satisfaction within 30 calendar days of the date of the Seller’s written notice to the Purchaser requesting such breach to be remedied; and/or

(iv)	if an Insolvency Event occurs in respect of the Purchaser; and/or

(c)	if the Parties mutually agree in writing to terminate this Agreement, and this Agreement shall terminate on the date of such written agreement or such other date as may be specified by the Parties in the written agreement.

For the avoidance of doubt, in the event that any notice to terminate this Agreement is provided in accordance with Clause 8.1(a) to (c), this Agreement shall be terminated on the date of such notice, without prejudice to the rights and remedies of the Party terminating the Agreement, as provided in this Agreement.

8.2	Save as expressly provided in this Agreement, termination of this Agreement shall be without prejudice to any liability or obligations in respect of any matters, undertakings or conditions which shall not have been observed or performed by the relevant Party prior to such termination.

8.3	Save as expressly provided herein, any right of termination conferred upon the Parties shall be in addition to and without prejudice to all other rights and remedies available to them and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.

8.4	For the avoidance of doubt, the Surviving Provisions shall survive the expiry or termination of this Agreement.

9.	PAYMENT PROVISIONS

9.1	Wherever in this Agreement provision is made for the payment by one Party to another Party, such payment shall be effected by crediting the account notified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means (or such other mode of payment as mutually agreed between the Parties in writing) to be effected on or before the due date for payment, or in such other manner as may be agreed between the Parties.

9.2	All payments to be made in cash by one Party to another Party under this Agreement shall be in SGD unless otherwise agreed by the Parties.

9.3	Save as expressly specified otherwise herein, (a) any payment made by or due from a Party to another Party under, or pursuant to the terms of, this Agreement shall be inclusive of any Taxes that may be imposed on such payment (including any withholding Tax in accordance with any Applicable Laws), (b) the payor Party shall not be liable to pay any further sums to the payee Party in the event that any Taxes are imposed on such payment, and (c) each of the relevant Parties shall bear any and all charges, costs and/or fees which may be imposed by its banks or financial institutions in respect of the payor Party’s payment of such amounts payable under this Agreement, and (d) the payor Party shall not be liable to pay any further sums to the payee Party to account for such charges, costs and/or fees which may be incurred by the payee Party free and clear of all Taxation whatsoever.

10.	GENERAL

10.1	Confidentiality

10.1.1	Each Party undertakes to the other Parties that, subject to Clause 10.1.2, it shall, and if applicable, shall procure that its Representatives and/or Affiliates shall, keep confidential and shall not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever, or use or exploit for its or their own purposes, any of the Confidential Information of the other Parties unless the prior written consent of the other Parties which had disclosed the relevant Confidential Information or owns the relevant Confidential Information (“Disclosing Party”) shall first have been obtained,

10.1.2	The consent referred to in Clause 10.1.1 shall not be required for disclosure by a Party of any Confidential Information:

(a)	to its shareholders, Representatives and/or Affiliates strictly to the extent required to enable such Party to carry out its obligations under this Agreement or post-merger integration and who shall in each case be made aware by the disclosing Party of its obligations under this Agreement and shall be required by such Party to observe the same restrictions on the use of the relevant information as are contained in Clauses 10.1.1 and 10.1.3, subject to the same exceptions as are contained in this Clause 10.1.2;

(b)	subject to Clause 10.1.3, to the extent required by the Applicable Laws (including the rules of any stock exchange) or by any Government Authority to which such Party is or may become subject or pursuant to any order of any court, authority or tribunal with competent jurisdiction;

(c)	which is in the public domain otherwise than by breach of this Agreement by such Party and/or

(d)	in connection with to the extent necessary to fulfil its obligations under this Agreement.

10.1.3	If a Party becomes required, in circumstances contemplated by Clause 10.1.2(b), to disclose any information, such Party shall (unless prohibited by any Applicable Law) promptly give to the Disclosing Party such notice of such disclosure and shall co-operate with the Disclosing Party, having due regard to the Disclosing Party’s views, and take such steps as the Disclosing Party may reasonably require in order to enable it to mitigate the effects of such disclosure.

10.1.4	Subject to Clause 10.1.2(b) above, each Party shall mutually agree, in advance, on the terms, timing and contents of all public announcements and other public statements with respect of the Transactions to be issued by such Party and/or its Affiliates, and each Party shall not release any such public announcements and/or other public statements without the prior written approval of the other Parties.

10.2	Costs

Save as expressly set out herein, each Party shall pay its own costs, charges and expenses incurred by it (including costs incurred during the Purchaser’s due diligence on the Company) in connection with the preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents.

10.3	Taxes

Save as expressly set out herein, each Party shall bear its own Taxes which may be imposed under the Applicable Laws in connection with the transfer of the Sale Shares from the Seller to the Purchaser subject to Clause 4.3.1.

10.4	Notice

10.4.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(a)	in writing in the English language; and

(b)	delivered by both electronic mail and registered post.

10.4.2	A Notice to the Seller shall be sent to the following addresses, or such other addresses as the Seller may notify to the Purchaser from time to time:

LIONG CHEW SEANG @ MULIANA

Address:	, Singapore
Email:	simon@mactron.com.sg

LIONG CHUNG YEE

Address:	6001 Beach Road, #09-08, Golden Mile Tower, Singapore 199589
Email:	simon@mactron.com.sg

10.4.3	A Notice to the Purchaser shall be sent to the following address, or such address as the Purchaser may notify to the other Parties from time to time.

SOLOWIN HOLDINGS

Address:	Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands
E-mail:	peter@spw.com.hk
Attention:	Lok Ling Ngai

10.4.4	A Notice to the Company shall be sent to the following address, or such address as the Company may notify to the other Parties from time to time.

GPL REMITTANCE PTE. LTD.

Address:	6001 Beach Road, #09-08A, Golden Mile Tower, Singapore 199589
E-mail:	simon@mactron.com.sg
Attention:	Liong Chung Yee

10.4.5	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	if delivered by hand, at the time of delivery;

(b)	if delivered by registered post, five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)	if delivered by e-mail, at the time that it is received in recipient’s inbox in readable form provided that the sender has not received a message that the email has not been received by the recipient.

10.5	Reasonableness

Each of the Parties confirms that it has received, or has had the opportunity to receive, independent legal advice relating to all the matters provided for in this Agreement and agrees that (a) there shall be no presumption that any ambiguity in this Agreement should be construed in favour of or against any Party solely as a result of such Party’s actual or alleged role in the drafting of this Agreement, and (b) the provisions of this Agreement and all documents entered into pursuant to this Agreement are fair and reasonable.

10.6	No Partnership

Nothing in this Agreement or in any document referred to in it shall constitute any of the Parties a partner of any other, nor shall the execution, completion and implementation of this Agreement confer on any Party any power to bind or impose any obligations to any third parties on any other Party or to pledge the credit of any other Party.

10.7	Assignment

No Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge or otherwise dispose in any manner whatsoever of the benefit of this Agreement without the prior written consent of the other Parties.

10.8	Further Assurance

Each of the Parties shall, and shall use its reasonable endeavours to procure and ensure that any third party shall, from time to time execute such documents and perform such acts and things as the other Parties may reasonably require to give each of them the full benefit of this Agreement.

10.9	Equitable Remedies

10.9.1	Each Party acknowledges and agrees that damages may not be an adequate remedy for any breach of its covenants, obligations and/or undertakings under this Agreement. Each Party consents to the grant of any injunctive relief sought by the non-defaulting Party to restrain any conduct or threatened conduct which is or will be a breach of the defaulting Party’s covenants, obligations, undertakings and/or warranties hereunder, or specific performance to compel the defaulting Party to perform his covenants, obligations, undertakings and/or warranties hereunder, as a remedy for any breach or threatened breach and in addition to any other remedies available to the non-defaulting Party.

10.9.2	For the avoidance of doubt, Clause 10.9 shall not derogate from any other remedy the non-defaulting Party may have in the event of a breach of any defaulting Party’s covenants, obligations, undertakings and/or warranties under this Agreement.

10.10	Invalidity

10.10.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification that is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

10.10.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 10.10.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 10.10.1, not be affected.

10.11	Remedies and Waivers

No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a release or waiver thereof, and any single or partial exercise of any right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

10.12	Entire Agreement

The written terms and conditions of the Transaction Documents (and any document entered into pursuant to the Transaction Documents), constitute the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and supersede any previous written or oral agreement between the Parties in relation to matters contained in this Agreement. No Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other Party which is not set out or referred to in this Agreement. Nothing in this Clause 10.12 shall however operate to limit or exclude liability for fraud, wilful misconduct or wilful concealment by any Party.

10.13	Time is of the Essence

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

10.14	Variations

10.14.1	Unless otherwise expressly set out in this Agreement, no variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion, rescission or replacement however effected.

10.14.2	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

10.15	No Third Party Rights

Save as expressly set out herein, no term of this Agreement is enforceable by a person who is not a party to this Agreement under the Contracts (Rights of Third Parties) Act 2001 of Singapore or otherwise.

10.16	Counterparts

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart shall be as valid and effectual as if executed as an original.

10.17	Governing Law

This Agreement shall be governed by, and construed in accordance with, the Laws of Singapore.

10.18	Dispute Resolution

10.18.1	In the event of any dispute, controversy, difference, conflict or claim arising out of or relating to this Agreement or its performance, including without any limitation any question regarding its existence, validity, or a claim for unlawful act under Applicable Laws (“Dispute”), the Parties agree to attempt, for a period of 30 days after the receipt by a Party of a notice from another Party of the existence of the Dispute (“Settlement Period”), to settle the Dispute by amicable settlement between the Parties.

10.18.2	In the event that the Dispute cannot be settled by an amicable settlement within the Settlement Period, such Dispute shall be finally settled under the Arbitration Rules of the Singapore International Arbitration Centre (“Rules”) which are deemed to be incorporated by reference to this Clause, by one (1) arbitrator appointed in accordance with the said Rules (“Arbitration Tribunal”). The language of the arbitration shall be the English language. The seat of arbitration shall be Singapore. The decision of the arbitrator shall be final, conclusive and binding upon the Parties. Notwithstanding the provisions of Clause 10.4, any notice of arbitration, response, or other communication given to or by a Party to the arbitration must be given and deemed received in accordance with the said Rules.

10.19	Company’s Acknowledgement and Agreement

The Company joins as a party to this Agreement for the sole purpose of acknowledging the terms hereof and agreeing to be bound by all covenants, undertakings, and obligations expressly attributed to the Company under this Agreement. The Company acknowledges that the Purchaser is entering into this Agreement in reliance upon the Company agreeing to be so bound.

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SCHEDULE 1

Particulars of the Company

Name:	GPL Remittance Pte. Ltd.

Company Registration No.:	199904078W

Registered Address:	6001 Beach Road, #09-08A, Golden Mile Tower, Singapore 199589

Date of Incorporation:	15 July 1999

Place of Incorporation:	Singapore

Legal Form:	Exempt Private Company Limited by Shares

Principal Activities:	(1) Remittance Services (SSIC Code: 64993) (2) Other Financial Service Activities, Except Insurance and Pension Funding Activities N.E.C. (SSIC Code: 64999)

Issued and paid-up Share Capital:	As at the Execution Date and immediately prior to Completion: SGD1,000,000 represented by 1,000,000 ordinary shares

Class(es) of Shares:	One (1) class of ordinary shares

Convertibles:	None

Shareholders:	As at the Execution Date and immediately prior to Completion:

No.	Name	Number of ordinary shares	Percentage of voting right
1	The Seller	500,000 ordinary shares	50.0%
2	LCY	500,000 ordinary shares	50.0%
Total		1,000,000 ordinary shares	100.0%

Director:	LCY

Secretary:	Ng Seng Pin

Auditor:	Robert Yam & Co.

SCHEDULE 2

Definitions and Interpretation

1.	In this Agreement, unless the context requires otherwise, each of the following words and expressions shall have the meanings as set out below:

“Accepted Accounting Standards” means the accounting principles, standards, practices and policies generally accepted on a consistent basis in Singapore and suitable accounting policies and estimates;

“Accounts” means the audited financial statements of the Company, for the 12 month period ended on the Accounts Date, comprising inter alia statement of financial positions, statement of income, statement of changes in equity, statement of cash flows, auditors’ (if applicable) and directors’ reports and significant accounting policies and other notes included or referred to in any of them, prepared in accordance with the Accepted Accounting Standards applied on a consistent basis, for the 12 month period ended on the Accounts Date, and the Management Accounts (as applicable);

“Accounts Date” means 31 December 2024;

“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore and its successors;

“Affiliate” means (a) in relation to any person, any other person directly or indirectly Controlled by, or possessing Control of, or under common Control with, that person and, in the case of a trust, any trustee or beneficiary (actual or potential) of that trust, and (b) in relation to any person who is an individual, any of his Connected Persons;

“Anti-Corruption Laws” means all Applicable Laws relating to bribery or corruption (governmental or commercial), including, without limitation, laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, commercial entity, or other any other person to:

(a)	obtain a (business) advantage; or

(b)	improperly influence them or reward them for improper performance of a duty;

including, without limitation:

(i)	the U.S. Foreign Corrupt Practices Act of 1977, as amended;

(ii)	the UK Bribery Act of 2010;

(iii)	the Prevention of Corruption Act 1960 of Singapore; and

(iv)	all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions;

“Anti-Money Laundering Laws” means all Applicable Laws relating to money laundering or the proceeds of criminal activity, the rules, regulations and orders thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency or proceeding by or before any court or governmental agency, including, without limitation:

(a)	European Union Money Laundering Directives and member states’ implementing legislation;

(b)	the UK Proceeds of Crime Act 2002;

(c)	the U.S. Bank Secrecy Act, USA PATRIOT Act and other U.S. legislation relating to money laundering; and

(d)	the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act 1992 of Singapore;

“Applicable Laws” means, with respect to any person, any and all applicable Laws to which such person is subject (including, without limitation, any relevant stock exchange or securities council);

“Arbitration Tribunal” shall have the meaning ascribed to it in Clause 10.18.2;

“Business Day” means a day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Singapore;

“Claim” means any claim by the Purchaser under or in connection with the terms of this Agreement or any of the other Transaction Documents;

“Companies Act” means the Companies Act 1967 of Singapore, as amended or supplanted from time to time;

“Company” means GPL REMITTANCE PTE. LTD. (Company Registration No.: 199904078W), an exempt private company limited by shares incorporated in Singapore and having its registered office at 6001 Beach Road, #09-08A, Golden Mile Tower, Singapore 199589;

“Company IP” shall have the meaning ascribed to it in paragraph 9.1 of Schedule 3B (Company Warranties);

“Company Licensed Software” means licensed software used by the Company in its ordinary course of business for the purposes of general office administration in the conduct of its business (including software for operating systems, data processing and electronic mail communications);

“Company Warranties” shall have the meaning ascribed to it in Clause 6.2.2;

“Completion” shall have the meaning ascribed to it in Clause 4.1;

“Completion Consideration” shall have the meaning ascribed to it in Clause 3.1.1;

“Completion Date” shall have the meaning ascribed to it in Clause 4.1;

“Confidential Information” means:

(a)	the existence and contents of this Agreement and any other Transaction Documents, the negotiations, correspondence, Notices and other communications relating to this Agreement, any other Transaction Documents and any Transaction;

(b)	any information which is proprietary and confidential to a Party, including but not limited to information concerning or relating in any way whatsoever to its business or other arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by a Party;

(c)	any information concerning the organisation, business, finances, transactions or affairs of a Party, its dealings, secret or confidential information which relates to its business or any of its principals’, clients’ or customers’ transactions or affairs, its documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein;

(d)	any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, analysis, marketing, sale or supply or proposed development, manufacture, analysis, marketing, sale or supply of any products or services by a Party, and plans for the development or marketing of such products or services; and

(e)	information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;

“Connected Person” means any person who is a member of the relevant person’s immediate family including: (a) the relevant person’s spouse or common law partner, (b) a sibling or step-sibling of the relevant person, (c) a child, adopted child or stepchild of the relevant person, and/or (d) the parents and/or grandparents of the relevant person, and his spouse or common law partner, and “Connected Persons” shall be construed accordingly;

“Consideration” shall have the meaning ascribed to it in Clause 3.1.1;

“Constitution” means the constitution of the Company, as may be amended from time to time;

“Contract” means any contract, agreement, arrangement, commitment, promise or understanding (whether written or oral) which is legally binding, and “Contracts” shall be construed accordingly;

“Control” means the power of a person to secure, directly or indirectly (whether by the holding of shares, possession of voting rights or by virtue of any other power conferred by the articles of association, constitution, partnership deed or other documents regulating another person or otherwise), that the affairs of such other person are conducted in accordance with his or its wishes and “Controlled” and “Controlling” shall be construed accordingly;

“Dispute” shall have the meaning ascribed to it in Clause 10.18.1;

“Economic Sanctions Laws” means economic or financial sanctions, restrictive measures, trade embargoes or export control laws imposed, administered or enforced from time to time by any Sanctions Authority;

“E-ROM” means the electronic register of members of the Company maintained by ACRA in accordance with the Companies Act;

“Employees” means employees in respect of the Company from time to time and “Employee” shall be construed accordingly;

“Encumbrance” means any mortgage, assignment, debenture, lien, hypothecation, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, restriction, third-party right or interest, any other encumbrance, condition or security interest whatsoever or any other type of preferential arrangement (including without limitation, a title transfer or retention arrangement) having similar effect, or an agreement, arrangement or obligation to create any of the foregoing, and “Encumber” or “Encumbers” shall be construed accordingly;

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media, including man and his property;

“Environmental Laws” means all Applicable Laws to the extent that the same are in force concerning: (a) the pollution or protection of, or compensation of damage or harm to, the Environment; (b) occupational or public health and safety; (c) emissions, discharges or releases into, or the presence in, the Environment of Hazardous Substances; and (d) the use, treatment, storage, disposal, transportation or handling of Hazardous Substances;

“Execution Date” means the date of this Agreement;

“Fundamental Warranties” means the warranties set out in Schedule 3A (Seller’s Warranties) and at paragraphs 1 and 2 of Schedule 3B (Company Warranties);

“FY” means financial year;

“Gene” refers to Gene Lyu (Passport No.:                         ), a citizen of Australia;

“Government Authority” means any government, governmental entity, government authority, commission, board, agency or instrumentality, and any court, tribunal or judicial body including self-regulated organizations and other non-governmental regulatory authorities, whether federal, regional, provincial, local or foreign, of any country;

“GST” means goods and services tax charged under the Goods and Services Tax Act 1993 of Singapore or any other equivalent Tax;

“Handover Date” means two (2) months from the Completion Date;

“Hazardous Substances” means any natural or artificial substance of any nature whatsoever (whether in the form of a solid, liquid, gas or vapour, alone or in combination with any other substance) which is capable of causing harm or damage to the Environment or to public health or welfare or capable of causing a nuisance, including controlled, special, hazardous, toxic or dangerous wastes or pollutants;

“Indemnified Party” shall have the meaning ascribed to it in Clause 7.1.1;

“Indemnity Claim” shall have the meaning ascribed to it in Clause 7.3.1;

“Indemnity Claim Notice” shall have the meaning ascribed to it in Clause 7.3.1;

“Insolvency Event” means:

(a)	in respect of persons which are corporations, companies, partnerships or any other legal entities, any of the following events:

(i)	a petition is presented or a meeting is convened for the purpose of considering a resolution or other steps are taken by any person with the view to winding up of the person or, placing the person under judicial management;

(ii)	the person is or is deemed by any Applicable Law or competent court to be insolvent or unable to pay its debts as they fall due;

(iii)	the person resolving to wind itself up or otherwise dissolve itself;

(iv)	the appointment of a liquidator or provisional liquidator, a curator (including a temporary curator) in respect of the person;

(v)	a judicial manager being appointed in respect of the person or any of its assets;

(vi)	the person entering into a scheme of arrangement or composition with or assignment for the benefit of all or any class of its creditors;

(vii)	the appointment of a receiver or receiver and manager over the person or any of its assets;

(viii)	a distress, attachment or execution or other legal process is levied, enforced or sued on or against any material part of the properties or assets of the person, and is not discharged or stayed within 30 days; and/or

(ix)	anything analogous or having a substantially similar effect to any of the events specified above happening under the Laws of any applicable jurisdiction; and

(b)	in respect of persons who are individuals:

(i)	the filing of a petition in any bankruptcy proceeding or other proceedings analogous in purpose or effect in relation to him/her and the failure by him to have such petition discharged within 30 days;

(ii)	the appointment of a receiver or administrator for any of his assets or properties and such appointment is not discharged within 30 days;

(iii)	the entry by him/her into any composition in satisfaction of his debts, or scheme of arrangement of his/her affairs for the benefit of his/her creditors which would prevent him/her from fulfilling his/her obligations under this Agreement; or

(iv)	the entry of any competent court order of judgment confirming his/her bankruptcy in any jurisdiction;

“Intellectual Property” means all patents, trade marks, service marks, logos, get-up, trade names, internet domain names and other internet locators referenced via any specific uniform resource locator, rights in designs, copyright (including rights in computer software) and moral rights, database rights, rights in software, business processes, semi-conductor topography rights, integrated circuit layout design rights, utility models, rights in know-how, inventions, formats, rights protecting trade secrets and confidential information, and other intellectual property rights, in each case whether registered or unregistered (and including applications for registration), and all rights or forms of protection having equivalent or similar effect anywhere in the world and for the full duration of such rights (including any extensions and renewals and rights of priority) and all applications and rights to apply for the protection of any of the foregoing rights;

“IRAS” means the Inland Revenue Authority of Singapore and its successors;

“Laws” means treaties, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, any Government Authority (including without limitation, any relevant stock exchange or securities council), whether in Singapore or elsewhere, as amended or modified from time to time, and “Law” shall be construed accordingly;

“LCY” refers to Liong Chung Yee (NRIC No.                         ), a citizen of the Republic of Singapore;

“Licenses” means all licenses, approvals, permissions, permits, consents and authorisations from the relevant Government Authorities or regulatory bodies, and all registrations with the relevant Government Authorities, which are necessary under the Applicable Laws for the carrying on of the Company’s business (as presently conducted as at the Execution Date);

“Losses” means all losses, claims, actions, proceedings, damages, demands, judgments, sums payable (including any penalties incurred), liabilities, interest, costs, charges, expenses and fees (including without limitation, legal and other professional fees, experts’ fees and consultants’ fees);

“Management Accounts” means the unaudited financial statements of the Company for the period commencing from the day after the relevant Accounts Date up to the Management Accounts Date to be delivered by the Seller to the Purchaser within one (1) month after the Completion Date;

“Management Accounts Date” means 31 July 2025;

“MAS” means the Monetary Authority of Singapore;

“Material Adverse Effect” means any event, change or effect that individually or in the aggregate is or is reasonably expected to be materially adverse to (a) the financial condition, assets, liabilities, business, operations or results of operations of the Company, and/or (b) the ability of the Seller to perform its obligations under the Transaction Documents which it is a party to;

“MOM” means the Ministry of Manpower;

“New Directors” shall have the meaning ascribed to it in Clause 4.3(a)(iii)(3);

“Notice” shall have the meaning ascribed to it in Clause 10.4.1;

“Occupied Property” shall have the meaning ascribed to it in paragraph 8.1 of Schedule 3B (Company Warranties);

“Personal Data Protection Laws” means all applicable Laws in respect of the protection of personal data, including the Personal Data Protection Act 2012 of Singapore;

“Peter” refers to Lok Long Ngai (Passport No.                         ), a citizen of Hong Kong Special Administrative Region of the People’s Republic of China;

“Previous Accounts” means the financial statements of the Company, for the period commencing on the Company’s date of incorporation and ended on the Previous Accounts Date, comprising inter alia statement of comprehensive income, balance sheet, and statement of changes in equity;

“Previous Accounts Date” means 31 December 2023;

“Purchaser Warranties” shall have the meaning ascribed to it in Clause 6.1.1;

“Related Party” means in relation to the Company, (a) the Seller, (b) each of the Seller’s Affiliates and such Affiliate’s shareholders, directors, officers and employees, (c) the Key Secondee, (d) the shareholders, directors, officers and/or employees of the Company, and/or (e) any other person who is deemed to be a related party of the Company under the Accepted Accounting Standards;

“Related Party Transaction” means any Contract (including indebtedness, guarantees, indemnities or security arrangements) to which the Company is a party and which a Related Party(ies) is a party to or is interested in;

“Representatives” means, in relation to a Party, its professional advisers, and if applicable, its directors, officers and employees;

“Rules” shall have the meaning ascribed to it in Clause 10.18.2;

“Sale Shares” means 190,000 Shares representing 19.0% of the issued and paid-up share capital of the Company on a fully diluted basis, held by the Seller;

“Sale Shares STF” shall have the meaning ascribed to it in Clause 3.3(a)(ii);

“Sanctioned Person” means any person, organisation or vessel:

(a)	listed on, or owned or controlled (as such terms, including any applicable ownership and control requirements, are defined and construed in the applicable Economic Sanctions Law or in any related official guidance) by a person or organisation listed on, a Sanctions List;

(b)	a government of a Sanctioned Territory;

(c)	an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Territory;

(d)	resident or located in, operating from, or incorporated under the laws of, a Sanctioned Territory; or

(e)	otherwise a target of any Economic Sanctions Law, or is acting on behalf of any of the persons listed in paragraphs (a) to (d) above, for the purpose of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of any Economic Sanctions Law;

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under any Economic Sanctions Law, which, as of the date of this Agreement, include Crimea, Cuba, Iran, North Korea and Syria;

“Sanctions Authority” means:

(a)	the United States;

(b)	the United Nations Security Council;

(c)	the European Union or any member state thereof;

(d)	the United Kingdom; or

(e)	the respective governmental institutions of any of the foregoing including, without limitation, OFAC, the U.S. Department of Commerce, the U.S. Department of State, any other agency of the U.S. government, and Her Majesty’s Treasury;

“Sanctions List” means any of the lists of designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time, including, without limitation, the List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, each administered by OFAC; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions; and the Consolidated List of Financial Sanctions Targets in the UK and Ukraine: List of Persons Subject to Restrictive Measures in View of Russia’s Actions Destabilising the Situation in Ukraine, each administered by Her Majesty’s Treasury;

“Sara” refers to Huang Lingshan (Passport No.                         );

“Seller Warranties” shall have the meaning ascribed to it in Clause 6.2.1;

“Settlement Period” shall have the meaning ascribed to it in Clause 10.18.1;

“SGD” means the lawful currency of Singapore;

“Shares” means shares in the share capital of the Company;

“Share Sale” shall have the meaning ascribed to it in Clause 2

“Surviving Provisions” means the provisions of this Agreement which will survive the termination of this Agreement, being Clauses 1, 8, 9, 11 and Schedule 2 (Definitions and Interpretation);

“Taxation” or “Tax” means any taxation including direct and indirect tax (including GST), specific tax and excise tax, duty, rate, levy, charge or other imposition or withholding whenever and by whatever authority imposed and whether of Singapore or elsewhere together with any interest, penalty, surcharge or fine in connection with any taxation, and “Taxes” shall be construed accordingly;

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect any Tax in any jurisdiction;

“Tax Warranties” means the Warranties in respect of Tax set out in paragraphs 16 and 17 of Schedule 3B (Company Warranties);

“Transactions” means the Share Sale and all other transactions contemplated under the Transaction Documents;

“Transaction Documents” means this Agreement, and any agreement or documents ancillary to the aforementioned agreements or which are necessary to effect the transactions contemplated under this Agreement and/or the aforementioned agreements;

“Transfer” means to, directly or indirectly, sell, gift, give, assign, transfer, mortgage, pledge, encumber, grant a security interest in, amalgamate, merge or suffer to exist (whether by operation of law or otherwise) or create any Encumbrance, or otherwise dispose of in any manner whatsoever voluntarily or involuntarily, of any right; and

“Warranties” shall have the meaning ascribed to it in Clause 6.2.2.

2.	In this Agreement, a reference to:

(a)	“fully-diluted basis” means the share capital of a company which is the aggregate, at the relevant time, of: (i) the Shares on an as-converted basis, and (ii) all Shares that would be issued after exercise of any options, rights or other interests granted or issued by the Company, or agreed or committed to be granted or issued by the Company in accordance with this Agreement or otherwise, at such time in each case to the extent the beneficiary or holder (as applicable) is entitled to receive any ordinary shares as a result of such exercise (but irrespective of whether, at such time, such exercise has actually taken place or all conditions to such exercise have been satisfied). For this purpose, “as-converted basis” means the share capital of the Company after the conversion of all securities issued by the Company, or agreed or committed to be issued by the Company, at such time in each case to the extent capable of converting into ordinary shares (but irrespective of whether, at such time, such conversion has actually taken place) and according to the conversion calculation applicable at such time to such securities;

(b)	a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified, re-enacted or consolidated, whether before or after the Execution Date, so far as such modification, re-enactment or consolidation applies or is capable of applying to any Transactions entered into prior to Completion, and shall include also any past statutory provision or regulation (as from time to time modified, re-enacted or consolidated) which such provision or regulation has been directly or indirectly replaced;

(c)	“this Agreement” includes all amendments, additions, and variations thereto agreed in writing between the Parties;

(d)	“person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any Government Authority (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning;

(e)	one (1) gender shall include every gender;

(f)	“subsidiary” shall have the meaning ascribed to it in Section 5 of the Companies Act;

(g)	“day”, “month” or “year” is a reference to a day, month or year respectively in the Gregorian calendar;

(h)	“Recitals”, “Clauses”, and “Schedules” mean the recitals and the clauses of, and the schedules to, this Agreement (unless the context otherwise requires);

(i)	“paragraph” is a reference to a paragraph of a Schedule;

(j)	“including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”; and

(k)	“hereof”, “herein”, “hereon”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

3.	The Recitals and the Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

4.	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

5.	Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

SCHEDULE 3A

Seller Warranties

1.	Power to Execute this Agreement

1.1	He has the legal right and full power and authority to enter into and perform this Agreement, which when executed will constitute valid and binding obligations on him, in accordance with the terms of this Agreement.

1.2	The execution and delivery of, and the performance of his/her obligations under this Agreement do not violate, or exceed any power or restriction granted or imposed by:

(a)	any Applicable Laws; and/or

(b)	any Contract to which he is a party or which is binding on him/her or on his/her assets or undertakings.

1.3	Immediately prior to Completion, he will have validly obtained all necessary approvals, consents, permissions, waivers or exemptions (as the case may be) under any Contract binding on him or his assets, and/or any Applicable Laws required for him/her to enter into the Transaction Documents which he is a party to, and to perform the Transactions thereunder, and such necessary approvals, consents, permissions, waivers or exemptions (as the case may be) are in full force and effect and have not been amended, suspended, revoked or terminated.

2.	Sale Shares

2.1	The Seller:

(a)	is and shall, immediately prior to Completion be, the absolute sole legal and beneficial owner of the Sale Shares to be transferred to the Purchaser free from all and any Encumbrances;

(b)	is and shall, immediately prior to Completion, be entitled to freely without restriction (and in particular, all person(s) having any rights of first offer, rights of first refusal, tag along rights or other similar rights in respect of the Sale Shares have absolutely and unconditionally waived all such rights) sell and transfer or procure the sale and transfer of all the Sale Shares to the Purchaser, free from all and any Encumbrances together with all rights and benefits attaching thereto as at the Completion Date on the terms set out in this Agreement; and

(c)	the Sale Shares represent 19.0% of the share capital of the Company on a fully-diluted basis.

2.2	Save for the Transaction Documents, there is no outstanding offer in relation to any acquisition of any or all of the Sale Shares or any asset or business of the Company which is capable of being converted into acceptance, or any other Contracts or arrangements in relation to the shares, securities, assets and/or liabilities of the Company, which will adversely affect, prejudice, delay or restrict the Transactions.

2.3	Immediately prior to Completion, all of the Sale Shares are, duly authorised, allotted, validly issued and fully paid.

3.	Litigation

3.1	There are no:

(a)	outstanding judgments, orders, injunctions or decrees of any Government Authority against or affecting him;

(b)	lawsuits, actions or proceedings pending or threatened against or affecting him; or

(c)	investigations by any Government Authority which are pending or threatened against him,

which will affect his ability to enter into and/or perform his obligations under the Transaction Documents to which he is party to.

4.	Solvency

No Insolvency Event has occurred, is pending or threatened against him.

SCHEDULE 3B

Company Warranties

1.	Incorporation

1.1	The Company has been duly incorporated in accordance with, and is validly existing and in good standing, under the Applicable Laws of Singapore. All legal requirements have been complied with in connection with the formation of the Company, with issues of its shares and other securities and the appointment of officers, and the Company and its officers have complied with all legal requirements as to filings, registrations and other similar formalities.

1.2	The Company has all requisite corporate power and authority to carry on its business as it is now being conducted.

1.3	The Company is duly qualified and in good standing to do business in each jurisdiction in which it is conducting business.

1.4	Save for approval from the MAS, (a) no authorization, consent, approval, resolution, license, exemption, filing, or registration from or with any Government Authority or other person is required to be obtained or made by the Company and/or the Seller in connection with the consummation of the Transactions, and (b) the execution and delivery of the Transaction Documents do not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any obligation of the Company.

2.	Corporate Organisation and Share Capital

2.1	The particulars relating to the Company set out in Schedule 1 (Particulars of the Company) are true, accurate and are not misleading.

2.2	(a) The Company has no subsidiary, branch or representative office in any jurisdiction (including Singapore), (b) the Company has not entered into any subsisting agreement or memorandum with respect to any merger and acquisition, joint venture or partnership transaction, and (c) save for the Seller and LCY, no person has any rights or interest in the shares of the Company.

2.3	All issued shares in the Company’s share capital are (a) duly authorised, (b) free and clear of any Encumbrances, (c) validly issued and allotted, and have not been issued in violation of any Applicable Law, the constitutional documents of the Company and/or the pre-emptive rights and other similar rights of any shareholder of the Company under its constitutional documents, or the terms of any agreement by which the Company is bound, and (d) fully paid up.

2.4	All transfers of shares in the Company’s share capital have been duly effected in accordance with the constitutional documents of the Company and the Applicable Laws.

2.5	All share certificates in respect of the shares of the Company have been duly and validly issued and past share certificates have been duly cancelled.

2.6	There are no outstanding (a) warrants, options, contracts, calls, or other rights of any kind to purchase or acquire from the Company, any shares or registered capital (where relevant), (b) securities convertible into or exchange for such shares or registered capital (where relevant) of the Company, or (c) other commitments of any kind for the issuance of additional shares or registered capital (where relevant) or options, warrants or other securities of the Company. The Company has no right or obligation to purchase or deem any capital stock or other security of any kind in respect of any other person. In particular, the Company does not have any existing employee share incentive scheme and the Company has (i) no obligation to issue any options or securities (including any convertible or exchangeable securities) of any nature to any employee and/or independent contractor of the Company or any other person, and (ii) no liability to any employee, and/or independent contractor of the Company or any other person in connection with any existing or previous employee share incentive scheme established or implemented by the Company.

2.7	The Company has not breached any provision of its constitutional documents, and its constitutional documents comply with all requirements under the Applicable Laws.

2.8	The copies of the constitutional and corporate documents of the Company disclosed to the Purchaser or its Representatives are true, accurate and complete in all respects and contain full details of the rights and restrictions attached to the share capital of the Company. Copies of all the resolutions and agreements required to be annexed to or incorporated in the constitutional documents of the Company pursuant to the Applicable Laws are annexed or incorporated and there have been no amendments to such constitutional documents since the Execution Date.

2.9	All of the Company’s existing directors, secretaries and auditors have duly consented to act in their respective capacity as directors, secretaries and auditors of the Company in accordance with the Applicable Laws and each of them had been duly and validly appointed by the Company in accordance with the constitutional documents of the Company and the Applicable Laws. Apart from the existing directors of the Company, there are no other directors (including any shadow directors).

2.10	The Company has duly maintained and kept up-to-date all statutory records, registers, book of accounts and other books and records which contain true, complete and accurate records of all matters required to be dealt with therein in accordance with all Applicable Laws, and all such books and all records and documents (including documents of title and copies of all subsisting agreements to which the Company is a party) are its property, and is in its possession and/or under its control.

2.11	Save as contemplated under this Agreement, the Company has not received any notice of any application or intended application under any Applicable Laws for the rectification of its statutory records, registers and/or books.

2.12	All returns, particulars, resolutions and other documents which the Company is required by Law to file with or deliver to any authority in any jurisdiction have been correctly made up and timely filed or, as the case may be, delivered.

2.13	All dividends and other distributions of profits declared, made or paid since incorporation of the Company have been carried out in accordance with the Applicable Laws and the Company’s constitution.

3.	Accounts

3.1	The Previous Accounts and the Accounts:

(a)	have been fully and properly prepared (i) in accordance with the Accepted Accounting Standards, and (ii) to the extent not inconsistent with sub-paragraph (i), in accordance with the accounting policies as the financial statements of the Company for the preceding three (3) FYs;

(b)	give a true and accurate view of the financial position, financial performance and cash flows of the Company for the period to which they relate; and

(c)	comply with the requirements of all Applicable Laws.

3.2	The Management Accounts (a) have been properly prepared in accordance with the Accepted Accounting Standards, and (b) accurately present the financial position, financial performance and cash flows of the Company for the period to which it relates.

3.3	The Previous Accounts and the Accounts make full provision for:

(a)	all liabilities (including contingent liabilities, whether liquidated, unliquidated or disputed, including the cost of any work or materials for which payment has been received or credit taken, any future loss or claims against the Company which may arise in connection with the Company’s performance and obligations under contracts which it had entered into) outstanding as at the Previous Account Dates and the Accounts Date respectively (as the case may be);

(b)	all bad and doubtful debts;

(c)	depreciation and amortisation, on the basis consistent with that adopted in the balance sheet of the Company for the three (3) financial years preceding the financial year ended on the Previous Account Date, the Accounts Date and the Management Accounts Date respectively (as the case may be);

(d)	any obsolescence or diminution in the value of assets;

(e)	valuing investments, work-in-progress and stock for any foreseeable losses which may arise on completion and/or realization thereof;

(f)	for all unrealised or anticipated losses from any commitments which existed as at or prior to the Previous Accounts Date and the Accounts Date in accordance with the Accepted Accounting Standards; and

(g)	all Taxation (whether deferred or current) liable to be assessed on the Company or for which it is or may become accountable in respect of any events prior to the Previous Accounts Date and/or the Accounts Date,

and that:

(i)	the cost allowable for Taxation purposes of any of the assets which is Tax deductible is not lower than the figure appearing in the Previous Accounts, the Accounts and/or the Management Accounts; and

(ii)	fixed assets, investments, work in progress and other assets have been valued in the Previous Accounts, the Accounts and/or the Management Accounts at the lower of costs and net realisable market value and that such costs and value have been determined objectively on a proper and prudent basis and on a basis consistent with that adopted in respect of the beginning and end of each of the last three (3) FYs.

3.4	The Management Accounts make full provision or allowance for:

(a)	all liabilities outstanding as at the Management Accounts Date;

(b)	all bad and doubtful debts;

(c)	depreciation and amortisation;

(d)	any obsolescence or diminution in the value of assets; and

(e)	for all unrealised or anticipated losses from any commitments which existed as at or prior to the Management Accounts Date.

3.5	There are no liabilities (whether contingent, undisclosed, unknown or otherwise) which are outstanding on the part of the Company, other than those (a) expressly disclosed in the Previous Accounts, the Accounts and/or the Management Accounts and (b) incurred in the ordinary course of business.

3.6	There are no internal books of the Company that differ from the Previous Accounts, the Accounts and/or the Management Accounts or that speculate on the true and more accurate financial position of the Company as of the Previous Accounts Dates, the Accounts Date and the Management Accounts Date respectively (as the case may be).

3.7	No value was attributed in any of the Previous Accounts, the Accounts and/or the Management Accounts to any asset which was not legally and/or beneficially owned by the Company as of the date thereof or which in the case of fixed assets, were not in full and exclusive use for the purposes of its business.

3.8	(a)	The accounts receivable as reflected in any of the Previous Accounts, the Accounts and/or the Management Accounts arose in the ordinary course of business, consistent with past practices, and represented bona fide claims against debtors and customers for sales and other charges. Allowances for doubtful accounts have been prepared with the Accepted Accounting Standards consistently applied and in accordance with past practices and are sufficient to provide for any losses which may be sustained on realisation of the receivables.

(b)	The accounts receivable of the Company arising after the Accounts Date and before the Completion Date arose or shall arise in the ordinary course of business, consistent with past practices.

(c)	None of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counter-claim (which is not otherwise included or which would not otherwise be included as a reserve against such account receivable in accordance with the Accepted Accounting Standards), and there are no facts or circumstances that could give rise to any such claim.

(d)	No amount of accounts receivables is contingent upon the performance by the Company of any obligation or contract other than normal warranty repair and replacement.

(e)	No person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

3.9	The profits and losses of the Company as shown by the Previous Accounts, the Accounts and/or the Management Accounts have not (except as therein disclosed) been materially affected by inconsistencies of accounting practices, by the inclusion of unusual, extraordinary or nonrecurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low (other than as disclosed in the relevant accounts).

3.10	Save as disclosed in the Previous Accounts, the Accounts, the Management Accounts, none of the book debts which are included in the Previous Accounts, the Accounts and/or the Management Accounts have been outstanding for more than 180 days from their due dates and all debts (less any specific provision made) due to the Company included in the Previous Accounts, or the Accounts and all debts (less any specific provision made) now due to the Company have either prior to the Execution Date realised or will within 180 days after such date realise their full amount in cash.

3.11	The systems of internal accounting controls of the Company provide reasonable assurance that (a) assets are safeguarded against loss from unauthorised use or disposition in accordance with commercially acceptable standards, (b) transactions are executed with appropriate authorisations of the management or directors, and (c) transactions are recorded properly permitting preparation of financial statements and to provide accountability for the Company’s assets.

3.12	None of the Company or any director, officer or employee thereof has identified or discovered any fraud, whether or not material, that involves the Company’s management or other employees, consultants, directors or officers who have a role in the preparation of financial statements or the internal accounting controls utilised by the Company, nor has there been any claim or allegation regarding any of the foregoing. None of the Company or any director, officer, employee, auditor or accountant thereof has received any material complaint, allegation, assertion or claim regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in its financial statements, or that the Company has engaged in questionable accounting or auditing practices.

3.13	Save as expressly set out in the Previous Accounts, the Accounts and/or the Management Accounts, there has been no change in the Company’s accounting policies for the relevant period to which it relates.

4.	Changes since the Accounts Date

Since the Accounts Date, no event, circumstance or matter has occurred which has or could reasonably be expected to have a Material Adverse Effect.

5.	Liabilities, Banking and Finance

5.1	Save as expressly set out in the Previous Accounts, the Accounts and the Management Accounts, (a) there are no loans, borrowings, indebtedness, guarantees, indemnities, pledges, mortgages, charges, liens, debentures, Encumbrances or liabilities (including Tax liabilities) given, made or incurred by the Company other than liabilities incurred in the ordinary course of business, and no grounds exist which may cause such liabilities to be incurred in the future, (b) the Company has no outstanding commitments for capital expenditure, and (c) no person is entitled to receive any finder’s fee, brokerage, commission or any other similar payment from the Company in connection with the Transactions.

5.2	The Company has no off-balance sheet liability of any nature to any third party or entities, or save as expressly disclosed in the Previous Accounts, the Accounts and/or the Management Accounts, any financial interest in any third party or entities.

5.3	There is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given by (a) the Company in connection with the Company or any other person’s (contingent or otherwise) borrowings or other obligations, or (b) any shareholder, director, officer or employee of the Company in connection with the Company’s (contingent or otherwise) borrowings or other obligations.

5.4	The Company has not agreed to any sale, assignment, subordination, deferment, acceleration, release, factoring or discounting of any of its assets in the form of receivables.

5.5	All debts (other than accounts receivable and debit notes) owing to the Company were fully paid when due or will be recoverable in full as and when they fall due, except for any provision for bad or doubtful debts made in the Accounts.

5.6	All liabilities of the Company are properly accrued as and when incurred. Payment related to payables is consistent with past practices of the Company.

5.7	No existing government grants, subsidies of financial assistance obtained by the Company (including any Tax credits) would be adversely affected arising from the implementation or completion of any of the Transactions. There has been no actual or alleged breach by the Company of any terms or conditions of any grants, subsidies, allowances, payments, guarantees or other financial assistance or aid from any Government Authority (“Grant”) and the Company is not under any obligation (whether contingent or otherwise) to repay any Grant (in whole or in part).

6.	Related Party Transactions

6.1	The details of all existing Related Party Transactions have been disclosed to the Company, and such details are true, accurate, and not misleading (“Existing RPTs”).

6.2	Save as contemplated under this Agreement, immediately prior to the Handover Date, there will not be any outstanding amount owing by the Company to any of its directors, shareholders and/or any other Related Party.

6.3	All Related Party Transactions are conducted on an arm’s length basis and in compliance with the Applicable Laws (including any transfer pricing regulations applicable to the Related Party Transactions) in all material aspects.

6.4	Immediately prior to the Handover Date, there are no outstanding amounts and no liabilities owing by the Company to the Seller.

6.5	Save for the Existing RPTs, there are no other existing Related Party Transactions.

6.6	The Company will be able to fully repay all outstanding amounts under the Existing RPTs prior to the Handover Date and there will be minimal impact on the Company’s cash flow.

7.	Assets

7.1	All references to assets in this paragraph 7 exclude real properties and Intellectual Property owned and/or used by the Company.

7.2	The Company has good and marketable title to all of its assets, tangible and intangible, which it purports to own, and good and valid leasehold interests in all of the assets, tangible and intangible, that it purports to lease, free from any Encumbrance and/or any contractual or legal restriction, and such assets are in the Company’s possession or under their control.

7.3	The assets owned and/or used by the Company comprise all the assets necessary to enable the Company to carry on its business fully and effectively in the ordinary and usual course as currently conducted, including all future projects to be undertaken by the Company as currently contemplated. The Company has the right to use each asset for this purpose, and no such assets are used wholly or partly for any other purpose.

7.4	All assets owned or used by the Company which are subject to a requirement of licensing or registration of ownership, possession or use are duly licensed or registered in its sole name.

7.5	All assets owned, possessed or used by the Company (a) are in good and safe repair and in working condition having regard to their respective ages, (b) have been regularly, adequately and properly serviced and maintained, (c) (if applicable) are used in accordance with the manufacturer’s recommendation and instructions, (d) (if applicable) are duly licensed and/or certified if required under the Applicable Laws, and are suitable for the purposes for which they are used or intended and are in working order, and (e) are not in a dangerous or (in the case of vehicles) unroadworthy condition or in need of renewal or replacement (fair wear and tear excepted).

8.	Real Properties

8.1	The Company does not own any real property in any jurisdiction. Immediately after Completion, the Company does not have any rights to or interests in any real property, and does not occupy any real property in any jurisdiction other than the real property located at 6001 Beach Road, #09-08A, Golden Mile Tower, Singapore 199589 and the branches located at Golden Mile Tower, Aljunied and City Plaza (the “Occupied Property”), and such details are true, correct and not misleading,

8.3	There are no outstanding actions, disputes, claims or demands between the Company and any person in respect of the Occupied Property. There are no (a) outstanding notices or orders issued by any Government Authority to the Company, or (b) proceedings in respect of any infringement of any planning approvals or building Laws involving the Company, there are no facts or circumstances involving the Company that are likely to lead to any such notice or order being issued or proceedings being commenced.

8.4	There are no facts or circumstances which have led, will lead or is reasonably expected to lead to any current or potential actions, disputes, claims or demands made by any security interest holders of the Occupied Property which may adversely affect the use or possession of the Occupied Property by the Company.

8.5	The Company has not subleased the Occupied Property (or part thereof) to any person.

8.6	All original documents of documents and papers relating to the Occupied Property are in the possession or control of the Company.

9.	Intellectual Property and Information Technology

9.1	Other than (i) Company Licensed Software and (ii) any mass market software that is available in consumer retail stores or otherwise commercially available and subject to a “shrink-wrap” or “click-through” license agreement) (“Company IP”), the Company does not own or use any Intellectual Property.

9.2	Ownership

9.2.1	All Intellectual Property used in the business or businesses of the Company are either:

(a)	owned by the Company as the legal and beneficial owner, free of any license except where in the ordinary course of business, or Encumbrance, in favour of a third party;

(b)	(save for any mass market software that is available in consumer retail stores or otherwise commercially available and subject to a “shrink-wrap” or “click-through” license agreement) used by the Company in accordance with the terms of a current license from the Company or a third party which is the owner or authorised licensor of that Intellectual Property. In particular, the Company has not breached any such license and where any Intellectual Property used by the Company is a derivative work of, or contains, any open source software, the Company has complied with all licenses in respect of such open source software (including but not limited to all disclosure requirements); or

(c)	in respect of any mass market software that is available in consumer retail stores or otherwise commercially available and subject to a “shrink-wrap” or “click-through” license agreement, are used by the Company in accordance with the terms of a current license from the owner or authorised licensor of that Intellectual Property, and are (i) in full force and effect and valid and enforceable and, to the best of the Sellers’ knowledge, nothing has been done or omitted to be done by the Company by which it may cease to be valid and enforceable, and (ii) not the subject of a claim, action, investigation, proceeding, opposition or other challenge from or by a person as to title, validity, enforceability, entitlement, misappropriation, or infringement of any rights of any third party or otherwise.

9.2.2	The Company does not jointly own any other Intellectual Property with any third party.

9.2.3	The Company requires any employee or consultant of the Company who has been involved in the creation or development of any Intellectual Property for the Company to transfer all rights in and of such Intellectual Property to Company. No current or former employee has any claim, right or interest to or in any Intellectual Property owned or used by the Company.

9.2.4	The Company has not submitted any application to register any Intellectual Property of the Company with any relevant Government Authority which are pending.

9.2.5	The Company has not granted or agreed to grant any licences, registered user or other rights to any third party in respect of any Intellectual Property owned by it except where in the ordinary course of business.

9.2.6	The Company owns or has the right to use all Intellectual used or held for use in the operation of its business.

9.2.7	All Intellectual Property which the Company purport to own was developed by (a) an Employee working within the scope of his employment at the time of such development, or (b) agents, consultants, contractors or other persons who have executed appropriate instruments of assignment in favour of the Company as assignee that have conveyed to the Company ownership of all Intellectual Property. To the extent that any Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company has thereby obtained ownership of and is the exclusive owner of all of such third party’s Intellectual Property in such work, material or invention by operation of Law or by valid assignment.

9.3	Claims and Infringement

9.3.1	To the best of the Seller’s knowledge, no mark, trade name or domain name identical or similar to any Intellectual Property which are registered or is being used by the Company (the registered trademarks being “GPL Remittance” (Application No. T1116387C) and “GPL” (Application No. T1104474B)) are being used by any person in the same or a similar business to that of the Company in which the Company are using that mark, trade name or domain name.

9.3.2	To the best of the Seller’s knowledge, no proceedings, actions or claims exist or are threatened and no circumstances exist which might give rise to any proceedings, actions or claims against the Company in relation to the Intellectual Property owned or used by the Company.

9.3.3	The operations of the Company:

(a)	have not infringed, do not infringe and, to the best of the Seller’s knowledge, are not likely to infringe any legitimate rights or interests of any third party;

(b)	have not infringed, do not infringe and, to the best of the Seller’s knowledge, are not likely to infringe the intellectual property rights of any third party nor has any claim of such infringement been made or threatened against the Company;

(c)	have not constituted, do not constitute and, to the best of the Seller’s knowledge, are not likely to constitute any breach of confidence, passing off or actionable act of unfair competition.

9.3.4	To the best of the Seller’s knowledge, no act has been done, or has been omitted to be done, by the Company to entitle any person to cancel or forfeit or modify any Intellectual Property owned or used by the Company (other than any mass market software that is available in consumer retail stores or otherwise commercially available and subject to a “shrink-wrap” or “click-through” license agreement).

9.4	Confidentiality

9.4.1	The Company has taken and takes commercially reasonable measures necessary or required to protect the confidentiality of confidential information and trade secrets owned by the Company or of any third party who has provided any confidential information to the Company.

9.4.2	To the best of the Seller’s knowledge, the Company has not disclosed to any person any of its trade secrets, lists of customers and suppliers or other confidential information of the Company except in the ordinary course of business or pursuant to a written agreement which provides reasonable and adequate protection for such trade secrets, lists of customers and suppliers or other confidential information of the Company.

9.4.3	The Company has complied with all Applicable Laws relating to personal data protection.

10.	Commercial Conduct and Contracts

10.1	All of the existing Contracts entered into by the Company are in full force and effect, valid, binding and enforceable by it. All Contracts entered into by the Company have been properly stamped (if required under the Applicable Laws).

10.2	The Company is not a party to or subject to any Contract which: (a) has or, is likely to have, an adverse effect on the financial or trading position or prospects of the Company, (b) restricts or, is likely to restrict, the Company from carrying on the whole or any part of its business in any part of the world in such manner as the Company thinks fit, (c), as a result of the implementation of any of the Transactions, gives the counterparty(ies) the right to terminate, revoke or rescind such Contract or adversely affect any obligation or right of the Company and/or the relevant counterparty(ies) under such Contract, (d) involves obligations, restrictions or expenditure of the Company which are of an unusual, exceptional or onerous nature (including restrictions against the Company from terminating such Contract by giving written notice), (e) is a joint venture, consortium or other partnership arrangement or agreement, (f) is in any way otherwise than in the ordinary and usual course of business, (g) is in any way otherwise than on arm’s length terms; and/or (h) involves, or is likely to involve, obligations or liabilities which, by reason of their nature or magnitude, ought reasonably to be made known to an intending purchaser of the Sale Shares, or is expected to result in losses being suffered by the Company.

10.3	The Company uses its own standard form agreements with its customers, and the standard terms and conditions in the Company’s standard form agreements with its customers are identical.

10.4	The Company has not breached, and is not in breach of, any of its contractual obligations, covenants, undertakings and/or warranties under any existing Contracts, including but not limited to (a) the hire purchase agreements the Company has entered into with the Purchaser, (b) all the terms of the existing Contracts with its customers including all insurance requirements under the Company’s standard terms and conditions. The Company has not received any warning, threat or notice (whether in writing or otherwise) from any counterparty to its Contracts in respect of a breach by it of its obligations, covenants, undertakings and/or warranties under such Contracts and the Company is not aware that any top customer intends to terminate any of its existing agreements or that there are any circumstances which will likely result in such termination.

10.5	None of the counterparties to any existing Contracts have breached any of their contractual obligations under such Contracts or is unable or unwilling to fulfil its contractual obligations. Save as expressly set out in the Previous Accounts, the Accounts and/or the Management Accounts, the Company has no liability (including any contingent liability) under any Contracts and there are no circumstances in which any counterparties to any Contracts have any rights to make any claim against the Company for breach of contract or otherwise pursuant to any Contract.

10.6	No notice of termination in respect of any existing Contract entered into by the Company has been received or served by the Company and there are no grounds for determination, rescission, avoidance, or repudiation of any such Contract. No fact or circumstance exists which would entitle any party to call in any money or enforce any obligation before the date on which payment or performance would normally be due.

11.	Insurance

The Company has at all times obtained adequate insurance from reputable insurers against accident, loss or damage arising from accidents, injury, third party loss (including without limitation, product liability) and all other risks to which persons operating the types of businesses operated by the Company is exposed. The Company has obtained all insurances required under any Contract which it is a party to (and such insurances conform in all respects with the requirements under the Contracts) and the Applicable Laws.

12.	Employees

12.1	Immediately prior to Completion, the Company has complied in all respects with (a) all Applicable Laws (including any foreign worker quota requirements imposed by the relevant Government Authorities), and (b) Contracts of employment or services, in relation to its Employees (if any), directors, officers and each individual who has currently or formerly provided services to the Company, including in respect of social or mandatory contributions (including contributions to the Central Provident Fund of Singapore), worker classification, Tax withholding, unlawful discrimination, equal employment, fair employment practices, meal and rest periods, overtime, minimum wage, paycheck and pay slip requirements, employment and payroll records retention, workers compensation, insurance, vacation, sick leave and any other form of leave, immigration status, employee safety and health, wages (including overtime wages), and compensation and hours of work.

12.2	As at the Handover Date, the Company does not have any outstanding liability (including without limitation, for redundancy payments, wrongful or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any Employee, independent service provider and/or officer) to any such persons other than (a) remuneration accrued for the current wage or salary period, (b) for reimbursement of normal business expenses, (c) accrued leave, bonuses and retirement benefits, details of which have been expressly set out in the Previous Accounts, the Accounts and/or the Management Accounts, and (d) leave, bonuses and retirement benefits which will continue to accrue in the normal course.

12.3	The Company is not presently, or has not been in the past, a party to, or bound by, any collective bargaining agreement or arrangement or union Contract with respect to Employees. No collective bargaining agreement or arrangement or union Contract is currently being negotiated by the Company, and the Company has no duty to bargain with any labour organisation.

12.4	The Company has not implemented any option scheme or bonus or profit sharing scheme and do not have any liability to provide or contribute towards retirement, pension, death, ill-health, disability or accident payments or benefits in respect of its past or present officers and Employees. No Relevant Secondee, former Employee or director of the Company is entitled (contingently or otherwise) to receive any bonus, commission, variable remuneration or other benefit save as specified in their employment Contract or service Contract with the Company.

12.5	The Company has not implemented and/or granted any post-employment benefits to any former Employee.

12.6	No dispute has arisen or industrial action taken place or any legal proceedings commenced or threatened to commence and no dispute or industrial action is currently threatened between the Company and (a) its former Employees (if any), (b) individuals currently or formerly providing services directly or indirectly to the Company or (c) any trade union, staff association, national or local works council or other body representing or seeking to represent any Employee or former Employee.

12.7	Save to the extent to which provision or allowance has been made in the Previous Accounts, the Accounts and/or the Management Accounts, no liability has been incurred by the Company for breach or termination of any Contract with its present or past Employees (if any), independent service providers and/or officers, including without limitation, for redundancy payments, wrongful or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any Employee, independent service provider and/or officer.

13.	Litigation

13.1	(a)	Neither the Company nor any person for whose acts or defaults the Company may be vicariously liable is involved, or has been involved, in any mediation, litigation, arbitration, or civil, criminal, administrative or other dispute, claim, prosecution, action or proceeding (other than as plaintiff in the collection of debts arising in the ordinary and usual course of its business).

(b)	No such dispute, claim, prosecution or proceeding is pending or threatened by or against the Company or any person for whose acts or defaults the Company may be vicariously liable, and there are no existing facts or circumstances which have or may give rise to such dispute, claim, prosecution or proceeding.

13.2	There is no judgment, decree, injunction, ruling or order of any Government Authority (including any court or tribunal with competent jurisdiction) outstanding against the Company or any person for whose acts or defaults the Company is or may be vicariously liable.

13.3	There is not and has not been any governmental or other investigations, inquiries or disciplinary proceedings by or before any regulatory, administrative, supervisory or government body (including without limitation by any Tax Authority) concerning the Company, none is pending or threatened and no fact or circumstance exists which might give rise to any such investigation, inquiry or proceedings.

13.4	The Company has not been convicted of any offence under any Applicable Law.

13.5	No officer, employee, agent or former officer, agent or employee of the Company has been convicted of, any offences in relation to the Company, which reflects upon his suitability to hold his position or upon the reputation of the Company.

14.	Legal Compliance

14.1	Compliance with Laws

(a)	The Company has at all times complied and is in compliance with all applicable Anti-Corruption Laws, and neither the Company nor any of its directors or officers or Employees or agents (in their capacity as such) has made any bribe, payoff, influence payment, kickback, unlawful material gift or unlawful payment:

(i)	to obtain favourable treatment in securing business in violation of any Applicable Laws;

(ii)	to any person in violation of any Applicable Laws (including any Anti-Corruption Laws) including, but not limited to, payments made when there was knowledge or reason to believe that such payments were offered, given, or promised, directly or indirectly, to any foreign official, foreign political party or official thereof, any candidate for foreign political office, or any person for the purposes of influencing, inducing or securing any improper advantage or to influence any act or decision of a government or instrumentality in order to obtain or retain business; and/or

(iii)	for unlawful contributions, payments, gifts, or entertainment,

or made any unlawful expenditures relating to political activity to, or on behalf of, governmental officials or other persons, or accepted or received any unlawful contributions, payments, gifts or expenditures.

(b)	The Company has at all times complied and is in compliance with all applicable Anti-Money Laundering Laws.

(c)	The Company has at all times complied and is in compliance with, all applicable Economic Sanctions Laws. The Company has not conducted or engaged, nor conducts or engages, in any activities, sales, purchases, transactions, business, dealings or deliveries in or with or from or to, any Sanctioned Territory or Sanctioned Person, in each case directly or, indirectly through any party, including any of its Affiliates or its or their directors, officers, employees, distributors, agents or other persons acting on its or their behalf.

(d)	The Company and/or any director, officer, Employee or agent of the Company have (i) not been investigated (or is not being investigated or is not subject to a pending or threatened investigation) or (ii) not been involved (or is not being involved) in an investigation (as a witness or possible suspect) in relation to any of the matters set out in sub-paragraphs (a) to (c) above by any Government Authority or any customer or supplier of the Company, and there are no circumstances which are likely to give rise to any such investigation or involvement thereof.

(e)	No fine or penalty or other type of disciplinary action has been imposed or threatened to be imposed on the Company for any infringement of any Anti-Corruption Laws, Anti-Money Laundering Laws or Economic Sanctions Laws.

(f)	The Company has instituted and maintained appropriate policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance by the Company and its officers, employees, agents and representatives with all Anti-Corruption Laws, Anti-Money Laundering Laws or Economic Sanctions Laws.

(g)	The Company has complied and is in compliance with all Applicable Laws (including all Environmental Laws and Personal Data Protection Laws) and is not in breach of any Applicable Law. In particular, personal data is only being collected, stored, used or disclosed by the Company in compliance with Personal Data Protection Laws and the Company’s privacy notice(s).

14.2	Licences and Consents

(a)	The Company has duly and validly obtained all Licenses, all Licenses have been obtained by the Company in its own name, are in full force and effect and have been complied with in all respects and there are no circumstances indicating that any of those Licenses is likely to be revoked or not renewed in the ordinary course.

(b)	Each License obtained by the Company is unconditional or subject only to a condition that has been satisfied. Each action required for the renewal or extension of each License (if applicable) has been taken.

(c)	Save for in relation to the License obtained by the Company in relation to the provision of money-changing services, no License will be revoked, suspended, cancelled, varied or not renewed as a result of the execution or performance of this Agreement or any Transaction Document.

15.	Insolvency

No Insolvency Event has occurred, is pending or threatened against the Company.

16.	Tax

16.1	The Company has complied, and is in compliance, with all Applicable Laws in respect of Tax. Without prejudice to the generality of the foregoing, (a) the Company has not directly or indirectly done any act (or omitted to do any act) to reduce or avoid any Tax liability imposed or which would otherwise have been imposed on the Company, and (b) since incorporation, the Company has not engaged in or been a party to any transaction or series of transactions, any schemes and/or arrangements of which the main purpose, or one of the main purposes, was or could reasonably be said to be the avoidance of, deferral of or reduction in the Company’s liability to Tax in contravention of the Applicable Laws.

16.2	All Taxation (including any deferred Tax) arising from the income, profits, gains, Contracts or transactions of the Company have been either duly and timely paid in full, or fully provided for in the Previous Accounts, the Accounts and/or the Management Accounts on the basis of a strict interpretation of all relevant Taxation Law, and do not depend in any way on any clearance, concession, agreements (including agreements for the deferred payment of any Tax liability) or other formal or informal arrangement with or obtained from any Tax Authority. The Company has not incurred any liability for Taxes since the Accounts Date other than in the ordinary course of business and consistent with past practice. There are no liens for Tax on any asset of the Company other than for Tax not yet due and payable.

16.3	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring prior to Completion.

16.4	The Company has duly and timely made and submitted (if necessary) all returns, computations, notices, elections, claims, disclaimers and information to any Tax Authority in accordance with the Applicable Laws in respect of Tax, and has prepared, kept and preserved complete, accurate and up-to-date records in relation to Tax as required under the Applicable Laws and to enable the Company to timely deliver correct and complete Tax returns (together with all attachments thereto as required under the Applicable Laws) to the relevant Tax Authorities, and to calculate any present, or so far as possible, future Tax liability of the Company or the entitlement of the Company to claim any relief from Tax. All such returns, computations, notices, elections, claims, disclaimers and information submitted by the Company to the Tax Authorities were and remain complete and accurate in all respects, and none of them is the subject of any outstanding dispute with or enquiry by the Tax Authority.

16.5	(a) The Company is not involved in any dispute with any Tax Authority concerning any matter which is likely to adversely affect the Company, and there are no claims or proceedings made against the Company in respect of its Tax liability, (b) no audit, examination or investigation has been instituted by any Tax Authority against the Company, and there are no facts or circumstances which will or are likely to cause such audit or investigation to be instituted or any dispute with any Tax Authority to arise, and (c) no adjustment to any Tax return filed by the Company has been proposed by any competent Tax Authority to the Company.

16.6	The Company has not paid and/or will not become liable to pay any fine, penalty or interest charged under the Applicable Laws in respect of any Taxation accrued in the period prior to Completion.

16.7	The Company has duly and properly complied with all Applicable Laws to deduct or withhold Taxation from any payments it has made and has properly accounted to the relevant Tax Authority for such payments. There are no material or unusual arrangements, permissions, dispensations, concessions, agreements or undertakings between the Company and any Tax Authority.

16.8	The Company is resident in its jurisdiction of incorporation only since its incorporation. The Company is not subject to Tax in any country other than the jurisdiction of its incorporation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that country or otherwise.

16.9	The Company is not an agent of another person for the purpose of assessing the latter to Tax in the jurisdiction of its incorporation. The Company is not bound by or party to any Tax indemnity, Tax sharing or Tax allocation Contract.

16.10	Nothing has been done, and no event or series of events has occurred, which might cause the disallowance of the carry forward of losses by the Company.

16.11	In respect of any incentive, ruling, determination or election requested, received or made by the Company in respect of Taxation, the Company has at all times after the issue of the incentive, ruling, determination or election, complied with the terms and conditions thereunder in all material respects. There is no fact or circumstance that has arisen, and the Company has not breached any terms or conditions that has had, or will have the result of altering, prejudicing, revoking or terminating any incentive arrangement or agreement between the Company and the relevant Tax Authority on or prior to Completion.

16.12	The Company is in compliance with, and the consummation of the Transactions would not have any adverse effect on the continued validity and effectiveness of, any Tax exemption, Tax holiday or other Tax reduction or agreement or order granted to it.

16.13	All documents to which the Company is a party, where required under the Applicable Laws, have been duly and timely stamped and (where appropriate) adjudicated by the relevant Tax Authorities, and the Company has duly and timely paid all stamp duties and any other Tax to which it is or has been made liable on such documents.

16.14	The terms and conditions of all Contracts or transactions entered into by the Company (including all Related Party Transactions) have been determined on an arm’s length basis, and the Company is in compliance with all applicable transfer pricing Laws.

17.	Information

17.1	All documents and information (including without limitation all financial statements and documents in respect of the Company, and all responses provided by the Seller, the Company or their Representatives to questions by the Purchaser and/or their Representatives in respect of the Company during the Purchaser’s due diligence investigations) which has been given or confirmed by the Seller, the Company or their Representatives to the Purchaser or its Representatives in the course of negotiations leading to this Agreement and due diligence investigations carried out by or on behalf of the Purchaser was when given, and remains true and accurate in all respects and is not misleading. The Seller is not aware of any fact or matter not disclosed in writing to the Purchaser which renders any information provided to the Purchaser untrue, inaccurate or misleading.

17.2	All material information relating to the Company and/or its business which is known or which on reasonable enquiry ought to be known to the Seller have been fully, completely and accurately disclosed to the Purchaser prior to the Execution Date, with sufficient and specific details for the Purchaser to identify the nature and scope of the matter disclosed and assess such matter.

17.3	The Company has in its possession or control original or true copies of all documents of title of its assets and existing Contracts which the Company is a party to.

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IN WITNESS WHEREOF this Agreement has been entered into by the Parties on the date first above written.

THE SELLER

SIGNED for and on behalf of

LIONG CHEW SEANG @ MULIANA

pursuant to a power of attorney granted to

Liong Chung Yee

LIONG CHUNG YEE

In the presence of:

/s/ Matthew Yong Liang Xian

Advocate & Solicitor

Singapore

___________________________________

Witness

Name:

NRIC/Passport No:

) ) )	/s/ Liong Chung Yee Signature of Liong Chung Yee

Signature Page of Sale and Purchase Agreement (The Seller)

THE COMPANY

SIGNED by Liong Chung Yee

for and on behalf of

GPL REMITTANCE PTE. LTD.

In the presence of:

/s/ WANG KAIXIN, ANDREA

Advocate & Solicitor

Singapore

___________________________________

Witness

Name:

NRIC/Passport No:

) ) ) )	/s/ Liong Chung Yee Signature of Liong Chung Yee Designation: Director

Signature Page of Sale and Purchase Agreement (The Company)

THE PURCHASER

SIGNED by LOK LING NGAI

for and on behalf of

SOLOWIN HOLDINGS

In the presence of:

/s/ WANG KAIXIN, ANDREA

Advocate & Solicitor

Singapore

___________________________________

Witness

Name:

NRIC/Passport No:

) ) ) )	/s/ Lok Ling Ngai Signature of Lok Ling Ngai Designation: Director

Signature Page of Sale and Purchase Agreement (The Purchaser)